Exhibit 10.3

RESCISSION AGREEMENT OF STOCK PURCHASE AGREEMENT

        This rescission agreement (the “Rescission Agreement”) is made and entered into this 14th day of June, 2007, by and among Star Energy Corporation, a Nevada corporation (the “Corporation”), Volga-Neft Limited Company, a society with limited liability organized under the laws of the Russian Federation (the “Company”), and Olga Amuofyevna Dubrovskaya and Artiir Andreasouvich Dzhalovyan (each, a “Seller”, collectively, the “Sellers”). The Corporation, the Company, and each Seller may hereafter be referred to as a “Party,” collectively, the “Parties.”

        WHEREAS, the Parties entered into a Stock Purchase Agreement dated October 6, 2006 (the “SPA”), pursuant to which the Corporation acquired One Hundred Percent (100%) of the Company’s capital stock from the Sellers in exchange for Ten Million (10,000,000) shares of the Corporation’s stock;

        WHEREAS, following consummation of the transactions described in the SPA, the Corporation advanced working capital totaling Three Million Two Hundred Thousand Dollars ($3,200,000) to the Company; and

        WHEREAS, the Corporation has discovered material inaccuracies in certain representations and warranties made by the Sellers on their own behalf and on behalf of the Company in the SPA; and

        WHEREAS, each of the Parties has determined that he, she and/or it is dissatisfied with the transactions described in the SPA and wishes to rescind the SPA by entering into this Rescission Agreement;

        NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party herewith agrees as follows:

        1. Assent to Rescission. Effective as of October 6, 2006, each Party herewith rescinds and assents to the extinguishment of the SPA and surrenders any and all of its, his and/or her contract rights against each other Party under the SPA. Each of the Corporation, the Company and the Sellers hereby releases each other from any and all liabilities incurred in connection with the SPA and further represents that it, he and/or she hereby waives any and all rights to make claims against any and all of the Parties in connection therewith, any and all of such claims being now and forever released by the execution and delivery of this Rescission Agreement.

        2. Deliverables. Simultaneously with the execution hereof:

    (a)        the Sellers shall surrender to the Corporation the Ten Million (10,000,000) shares of the Corporation’s common stock that were issued to the Sellers by the Corporation pursuant to the terms of the SPA, whereupon the Corporation will return said shares to treasury and mark the corresponding stock certificates “cancelled,”

(b) the Corporation will surrender to each Seller such number of Company shares as were previously transferred by each Seller to the Corporation pursuant to the terms of the SPA; and

    (c)        the Company will execute a promissory note in favor of the Corporation in the amount of Four Million Two Hundred Thousand Dollars ($4,200,000), which promissory note shall be in substantially the same form attached as Exhibit A hereto (the “Note”) and which Note shall constitute full and final settlement of all monetary claims by the Corporation against the Company and each Seller (subject to (i) delivery by the Sellers of the stock certificates referenced in clause (a) hereof, (ii) the full and faithful repayment of the Note by the Maker (as defined in the Note); and (iii) the full cooperation by the Company and the Sellers in connection with any and all investigations by governmental or regulatory authorities in connection with this Rescission Agreement and related matters, including, but not limited to, the entering into any and all such documents, consents or other instruments deemed necessary by the Corporation in resolving any issues pertaining or relating to financing transactions conducted by the Corporation involving the pledge of any stock or assets of the Company as collateral security with respect thereto).

        3. Miscellaneous.

(a) Capitalized terms used but not otherwise defined herein shall have the meanings attributed thereto in the SPA.

    (b)        This Rescission Agreement may be executed in separate counterparts, each of which will be considered one and the same agreement and each of which will be deemed an original. Each of the Corporation and the Company represents and warrants that the signatory executing this Rescission Agreement on its behalf has been duly and validly authorized to do so in accordance with the entity’s corporate documents and does not contravene any applicable law.

    (c)        This Rescission Agreement and the Note together set forth all of the covenants, promises, agreements, conditions and understandings among the Parties. There are no covenants, promises, agreements or conditions, either oral or written, between them other than set forth or referenced therein. Any amendments to this Rescission Agreement shall be in writing and duly executed by each of the Parties hereto.

    (d)        The laws of the State of New York shall apply to the execution, construction and performance of this Rescission Agreement, without giving effect to its conflict of law rules or any principles that would trigger the application of any other law.

(e) Except as otherwise provided herein, each of the terms and conditions of the SPA are hereby incorporated by reference as if set forth fully herein.

    (f)        Each of the Parties represents that it, he and/or she has had the opportunity to consult with legal counsel in connection with Rescission Agreement and enters into this Rescission Agreement freely and voluntarily.

        IN WITNESS WHEREOF, each of the Parties hereto has executed this Agreement as of the day and year first above written.

STAR ENERGY CORPORATION

Patrick J. Kealy
By: Patrick J. Kealy
President and Chief Executive Officer

VOLGA-NEFT LIMITED COMPANY

Andre J. Butajev
By: Andrej Butajev
General Director

OLGA AMUOFYEVNA DUBROVSKAYA

Olga Amuofyevna Dubrovskaya

ARTIIR ANDREASOUVICH DZHALOVYAN

Artiir Andreasouvich Dzhalovyan